Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 29, 2024, by and between Loar Holdings Inc., a Delaware corporation (the “Company”), and Brett Milgrim, an individual resident of the State of New York (“Executive”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Executive (individually, a “Party” and together, the “Parties”) agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term. The term of Executive’s employment with the Company pursuant to this Agreement (as the same may be extended, the “Term”) shall commence on the date hereof (the “Effective Date”) and will continue until such employment is terminated in accordance with Section 9 and subject to the terms of this Agreement.

3. Position. During the Term, Executive shall serve as a senior executive who collaborates with the Chief Executive Officer on strategic transactions of the Company including acquisitions and financings, reporting to the Board, and so long as elected in accordance with the Company’s charter, Executive Co-Chairman of the Board, and will perform such duties and will have all responsibilities and authority as are customarily attendant to Executive’s position, and such other duties, responsibilities and authority as the Board shall reasonably determine from time to time, provided that all such assigned duties will be generally consistent with Executive’s position. So long as Executive is serving in this position, the Board will nominate him for re-election as Executive Co-Chairman of the Board. In addition, Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. Upon termination of Executive’s employment, Executive shall automatically resign from the Board upon the request of the Board.

4. Duties. During the Term, Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company, except during vacations, holidays and sick and/or disability leave. Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time. Notwithstanding the foregoing and subject to the Restrictive Covenants set forth in Section 10 below, nothing contained herein shall be construed to prohibit or restrict Executive from serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues, or serving on boards of directors or trustees for other organizations; provided that such service or activity does not materially interfere with the performance by Executive of his duties hereunder, pose a conflict of interest or violate any provision of any non-competition or other similar agreement between the Executive and the Company (or any of its Affiliates).

5. Salary and Bonus.

(a)

During the Term, the Company shall pay to Executive a base salary at the rate of $750,000 per year (the “Base Salary”). The Base Salary shall be payable to Executive in substantially equal installments in accordance with the Company’s normal payroll practices. The Board will review the Base Salary annually, and may, in its reasonable discretion, adjust the Base Salary upward but not downward.

(b)

In addition to the Base Salary, during the Term, for each fiscal year completed during Executive’s employment under this Agreement, Executive will be eligible to earn an annual bonus as part of the Company’s annual executive compensation plan. Executive’s target bonus will be 100% of Base Salary (“Target Bonus”), with an opportunity to earn up to 150% of Base Salary (the “Potential Bonus”). The actual amount of any such bonus earned shall be based on the achievement of performance goals established by the Board (any such bonus that is so earned, the “Performance Bonus”). In order to receive any Performance Bonus hereunder, except as provided in Sections 10(a), 10(b) and 10(c), Executive must remain employed by the Company through the date that the Performance Bonus is paid.

(c)	Any Performance Bonus shall be paid not later than March 15th following the year to which it relates.

(d)

For the fiscal year of 2024, in the event that the Company and its consolidated subsidiaries achieve consolidated EBITDA (i.e. earnings before interest, taxes, depreciation and amortization and, for the avoidance of doubt, calculated net of all compensation or bonuses required to be paid under this Agreement and any other employment agreement or bonus plan of the Company) of not less than the following percentages of a targeted EBITDA (the “budgeted EBITDA”), as determined by the Board, Executive’s Performance Bonus will be calculated as set forth below.

EBITDA for the Year*	Performance Bonus as Percentage of Base Salary
Less than 85% of budgeted EBITDA	0% of Base Salary
Between 85-100% of budgeted EBITDA	50-100% of Base Salary on a straight-line basis
Between 100% -110% budgeted EBITDA	100-150% of Base Salary on a straight-line basis
Above 110% of budgeted EBITDA	150% of Base Salary

*The Board may adjust the budgeted EBITDA in respect of any year that the Company or its consolidated subsidiaries consummate any acquisition or disposition (excluding ordinary capital expenditures)

(e)

All compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or by any governmental body to be collected with respect to compensation paid to an employee.

6. Employee Benefits.

(a)

Healthcare. During the Term, Executive shall be entitled to participate in a comprehensive healthcare plan (that includes medical, prescription drug, dental and vision coverage) as is afforded generally to other executives of the Company in accordance with the terms of such plan and generally applicable Company or Affiliate policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. Premiums relating to the participation of Executive in such plan shall be paid for by the Company; provided, however, that in the event that the Company’s payment of such premiums could subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), or any other law or regulation, the Company will only be required to pay such portion of the premiums that it may cover, as determined in the Company’s discretion, without any risk of incurring any tax or penalty.

(b)

Other Benefit Programs. During the Term, Executive shall be entitled to participate in all other employee benefit (group insurance, hospitalization, and accident, disability, retirement and similar) plans or programs of the Company or its subsidiaries’ on a basis at least as favorable as other senior-level executives, except to the extent such plans are duplicative of benefits otherwise provided to Executive under this Agreement (e.g., a severance pay plan). Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company or subsidiary policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

7. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to six (6) weeks paid vacation each year, and shall be entitled to paid holidays and sick leave in accordance with the Company’s standard policies for its senior executives, which policies shall provide Executive with benefits no less favorable than those provided to the other senior executives of the Company. Vacation may be taken at such times and intervals as Executive shall determine, subject to the business needs of the Company.

8. Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by him in connection with his employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company in accordance with the Company’s normal expense reimbursement policies. The Company shall also reimburse Executive for his reasonable out of pocket costs and expenses of purchasing, subscribing for monthly services for, and paying for usage charges for mobile cell and PDA devices in accordance with the Company’s normal expense reimbursement policies.

9. Termination of Agreement. Executive’s employment may be terminated as set forth in this Section 9.

(a)	By Mutual Consent. The employment by the Company of Executive pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

(b)	Death. The employment by the Company of Executive pursuant to this Agreement shall be terminated upon the death of Executive.

(c)

Disability. The employment by the Company of Executive pursuant to this Agreement may be terminated by written notice to Executive at the option of the Company in the event that Executive is determined to have a Disability (as defined herein).

(d)

By the Company for Cause. The employment of Executive pursuant to this Agreement may be terminated by the Company by written notice to Executive (“Notice of Termination”) for Cause (as defined herein).

(e)	By the Company Without Cause. The employment by the Company of Executive pursuant to this Agreement may be terminated by the Company without Cause, by delivery of a Notice of Termination to Executive.

(f)

By Executive for Good Reason. The employment by Executive pursuant to this Agreement may be terminated by Executive by written notice to the Company of his resignation (“Notice of Resignation”) for Good Reason (as defined herein).

(g)	By Executive Without Good Reason. The employment of Executive by the Company pursuant to this Agreement may be terminated by Executive by delivery of a Notice of Resignation without Good Reason.

(h)

Date of Termination. Executive’s date of termination (“Date of Termination”) shall be: (i) if the parties hereto mutually agree to terminate this Agreement pursuant to Section 9(a) hereof, the date designated by the parties in such agreement; (ii) if Executive’s employment is terminated pursuant to Section 9(b), the date of Executive’s death; (iii) if Executive’s employment is terminated pursuant to Section 9(c), the date the notice of termination is delivered pursuant to Section 9(c); (iv) if Executive’s employment is terminated pursuant to Section 9(d), the date on which a Notice of Termination is given; (v) if Executive’s employment is terminated pursuant to Section 9(e), the date on which a Notice of Termination is given; (vi) if Executive’s employment is terminated pursuant to Section 9(f), the date on which a Notice of Resignation is given; and (vii) if Executive’s employment is terminated pursuant to Section 9(g), the date that is sixty (60) days following the date the Notice of Resignation is given, provided that the Board may elect to waive such notice period or any portion thereof and pay Executive’s Base Salary for the period so waived.

10. Compensation upon Termination; Conditions to Payment; Restrictive Covenants.

(a)

In the event that Executive’s employment is terminated pursuant to Sections 9(a), 9(b), 9(d) or 9(g), Executive (or Executive’s estate in the event of Executive’s Death pursuant to Section 9(b)) shall be entitled to receive the following:

(i)	Payment of any Base Salary earned but not yet paid;

(ii)	Payment of any accrued unused vacation;

(iii)

Any Performance Bonus to which Executive is entitled for a prior completed year pursuant to Section 5(b) but not yet paid (except in the case where Executive’s employment is terminated pursuant to Section 9(d) or 9(g)), payable in accordance with the timing requirements set forth in Section 5(b);

(iv)

Reimbursement in accordance with Section 8 of any business expense incurred by Executive but not yet paid to Executive as of the date his employment terminates, provided that Executive submits all expenses and supporting documentation required within sixty (60) days following the Date of Termination, and provided further that such expenses are reimbursable under Company policies then in effect; and

(v)	Other benefits vested and accrued by Executive through the date of his termination in accordance with the applicable plans and programs of the Company.

Upon payment in full of the amounts set forth in subsections (i), (ii), (iii), (iv) and (v) above (collectively, the “Accrued Obligations”), the Company shall have no further obligations or liabilities to Executive pursuant to this Agreement. Except as otherwise provided in Section 10(a)(iii) and 10(a)(iv), Accrued Obligations will be paid to Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)

In the event that Executive’s employment is terminated by the Company pursuant to Section 9(c), 9(e) or by Executive pursuant to Section 9(f), Executive shall be entitled to the Accrued Obligations set forth in Section 10(a) above and, conditional upon Executive’s execution and non-revocation of the Release as set forth in Section 10(d) below, Executive shall additionally be entitled to receive the following severance (the “Severance Benefits”):

(i)

The continuation of Executive’s annual Base Salary as then in effect, payable in substantially equal installments in accordance with the Company’s normal payroll practices for two (2) years commencing on the first payroll date following the effective date of the Release (as defined herein); provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 10(b)(i) between the Date of Termination and the first payroll date following the effective date of the Release; provided further, however, that any amounts payable to Executive under this Section 10(b)(i) as a result of a termination due to Disability pursuant to Section 9(c), shall be reduced by the proceeds of any short and/or long-term disability payments under any Company plan to which Executive may be entitled during such two (2)-year period; and

(ii)

A pro-rata portion of any Performance Bonus, if any, that Executive would have been entitled to receive pursuant to Section 5(b) hereof in respect of such year based upon the percentage of the calendar year that elapsed through Executive’s Date of Termination, payable on the later of the first payroll date following the effective date of the Release and the time when such Performance Bonus would have otherwise been payable to Executive pursuant to Section 5(b) had Executive’s employment not terminated; and

(iii)

The Company shall pay 100% of the premiums for Executive to continue his medical, prescription drug, dental and vision insurance coverage (for Executive and his covered family members) under COBRA (and any applicable state law providing for the continuation of such coverage) following the applicable Date of Termination, assuming that Executive timely elects and continues such coverage, until the earlier of (y) the date that is eighteen (18) months following the Date of Termination and (z) the date that Executive and Executive’s covered family members cease to be eligible for such COBRA (and applicable state law continuation) coverage under applicable law or plan terms (the “Healthcare Continuation Benefits”). Any Health Continuation Benefits to which Executive is entitled will be payable in substantially equal installments in accordance with the Company’s normal payroll practices, commencing on the first payroll date following the effective date of the Release, provided that the first such payment shall consist of all amounts payable pursuant to Section 10(b) between the Date of Termination and the first payroll date following the effective date of the Release. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits could subject the Company to any tax or penalty under the ACA or Section 105(h), or applicable regulations or guidance issued under the ACA or Section 105(h), or any other law or regulation, Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Code as amended, including the regulations thereunder (“Section 409A”), to restructure such benefit.

(c)

In addition to the severance payable under Section 10(b) above, in the event that Executive’s employment is terminated by the Company pursuant to Section 9(e), or by Executive pursuant to Section 9(f), following a Change of Control and within the calendar year in which the Change of Control occurred, Executive shall be entitled, subject to Section 10(d), to continue to be eligible to receive the full Performance Bonus, if any, that Executive would have been entitled to receive pursuant to Section 5(b) hereof for the calendar year in which the Date of Termination occurs had Executive’s employment not been terminated, reduced by any amount received under 10(b)(ii) of this Agreement (the “Post-Separation Performance Bonus”). The resulting payments, if any, shall be paid as provided in Section 5(b).

(d)

In exchange for Executive’s access to Confidential Information and the compensation Executive will receive under this Agreement, including (A) receipt of the Severance Benefits under Section 10(b) and (B) receipt of the Post-Separation Performance Bonus under Section 10(c), Executive agrees to comply with the terms of the Restrictive Covenants defined below and also agrees to timely execute the General Release and Waiver of Claims, in substantially the form attached as Exhibit A hereto (“Release”). The Release must become effective, if at all, within sixty (60) days following the Date of Termination. Notwithstanding anything to the contrary contained in this agreement, if the time period to consider, revoke and return the Release crosses two of Executive’s tax years, any portion of the Severance Benefits or Post-Separation Performance Bonus that constitutes deferred compensation subject to Section 409A will, in all events, be paid in the later tax year.

(e)

Except for any right Executive may have under COBRA or any other applicable state or local law to continue participation in the Company’s group medical, prescription drug, dental and vision plans at his cost, Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the Date of Termination, without regard to any continuation of the base salary or other payment to Executive following termination of his employment, and Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(f)

Subject to the Permitted Conduct described below, Executive agrees to forever keep and maintain the confidentiality of all Confidential Information, and Executive shall not disclose or use any Confidential Information for any purpose except in the course of Executive’s duties hereunder (the “Confidentiality Commitment”).

(g)

For a period of two (2) years following the Date of Termination (the “Restricted Period”), Executive shall not, anywhere in the Restricted Territory, either directly or indirectly, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any business or entity that carries on a Competitive Business (the “Non-Compete”). Notwithstanding the foregoing, nothing in this paragraph shall prevent Executive from owning, as a passive investor, up to five percent (5%) of the securities of any publicly traded entity.

(h)

During the Restricted Period, Executive shall not (i) recruit or otherwise solicit or induce any customer of the Company Group who has been such at any time within the twelve (12)-month period immediately preceding the Date of Termination, to terminate its relationship with any member of the Company Group; or (ii) for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any current or prospective (provided that there are demonstrable efforts or plans to establish such relationship) customer or client or vendor, supplier or other business partner of any member of the Company Group with whom Executive had contact within the twelve (12) months prior to the Date of Termination or with respect to whom Executive had access to Confidential Information that would assist in Executive’s solicitation of such person (the “Business Non-Solicit”).

(i)

During the Restricted Period, Executive shall not directly or indirectly, on Executive’s own behalf or on behalf of any other Person, (i) recruit, offer employment, solicit for employment or engagement as a consultant or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who is employed or engaged as an independent contractor by any member of the Company Group at any time within the twelve (12)-month period immediately preceding such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who is employed by, or engaged as an independent contractor of, any member of the Company Group at any time within the twelve (12)-month period immediately preceding such employment, engagement or attempt thereof (the “Employee Non-Solicit”, and together with the Confidentiality Commitment, Non-Compete, and the Employee Non-Solicit, the “Restrictive Covenants”). The provisions of this paragraph shall not apply to any employee (other than an employee who has worked in a management-level capacity or higher for the Company Group) who responds to a general posting of a job opening not specifically directed at employees or former employees of the Company Group.

(j)

Executive acknowledges and agrees that the Restrictive Covenants contained in the Agreement are necessary to protect the Confidential Information, trade secrets and other legitimate interests of the Company Group, and Executive agrees that Executive is receiving additional compensation and consideration under the Agreement in exchange for Executive’s agreement to comply with the Restrictive Covenants. Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if Executive breaches or threatens to breach any of the Restrictive Covenants. Executives agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief from any court of competent jurisdiction to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance from any court of competent jurisdiction of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have and without the necessity of posting bond, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenants and (ii) the circumstances of Executive’s termination of employment or service with any member of the Company Group will have no impact on Executive’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which Executive may be bound. Executive and the Company hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

(k)

Subject to any applicable privileges of the Company, nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) communicating or initiating communications directly with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, Congress, the Department of Justice or any other governmental or regulatory body or official, or any self-regulatory organization (collectively, “Regulators”) concerning a possible violation of law, rule or regulation. Furthermore, Executive will not be required to notify the Company or any of its affiliates of any such communication with a Regulator described in the immediately preceding sentence. Nothing contained in this Agreement, including the general release of claims referred to above and set forth in the Release, shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission a comparable state or local agency, provided, however, that Executive hereby waives Executive’s right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or anyone else on Executive’s behalf; provided further, that Executive is not waiving ant right to seek and receive a financial incentive award for any information Executive provides to a governmental agency or entity. Notwithstanding the foregoing permissions, Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means. Conduct specifically permitted by this clause (k) shall be “Permitted Conduct.”

11. Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period,” as defined in Section 409A, shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A as a result of Executive being a “specified employee,” as defined below, amounts constituting “nonqualified deferred compensation,” as defined under Section 409A, that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year and the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. For purposes of this Agreement, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

12. Representations.

(a)

The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b)

Executive represents that he is under no employment contract, non-competition or other covenants or restrictions that could limit his ability to work on the Effective Date or otherwise limit his ability to perform all responsibilities of the position of Executive Co-Chairman of the Board.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and the Company and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns; provided, however, the Company may assign its rights and obligations under this Agreement without Executive’s consent to one of its Affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. Notwithstanding the foregoing, this Agreement is a personal contract and the rights and interests of either party hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated, except as otherwise expressly permitted by the provisions of this Agreement or by written agreement of the parties.

14. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless Executive from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which Executive may be involved, or threatened to be involved, as a party or otherwise, by reason of his service as an officer of the Company or any of its controlled Affiliates. Executive shall not be entitled to indemnification under this Section 14 with respect to (i) Executive’s fraud, willful breach of applicable law, willful misconduct, bad faith, gross negligence or breach of this Agreement or conduct for which the limitation or elimination of liability is prohibited by Delaware law or (ii) any Claim initiated by Executive unless such Claim (or part thereof) (A) was brought to enforce Executive’s rights to indemnification hereunder, or (B) was authorized or consented to by a majority of the members of the Board other than Executive. Expenses reasonably incurred by Executive in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that Executive is not entitled to be indemnified by the Company as authorized by this Section 14. If the Company indemnifies Executive pursuant to this Section 14, it shall be subrogated to the rights of Executive against, and shall be entitled to seek contribution from, any third party, including any insurance company, to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after Executive shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Executive shall fully cooperate with the Company at the Company’s expense in its efforts to enforce against any such third party the rights to which it is so subrogated. The provisions contained in this Section 14 shall be in addition to any indemnification obligations which the Company may otherwise have to Executive.

15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, including any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which Executive may be bound, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Agreement or otherwise. Executive and the Company have entered into, or may enter into, separate agreements, the effectiveness of which are not affected by this Agreement, including incentive award agreements and non-competition and similar agreements. These separate agreements govern other aspects of the relationship between Executive and the Company, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by Executive and the Company without regard to this agreement and are enforceable according to their terms without regard to the enforcement provisions of this Agreement.

16. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company other than Executive. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. In the event a court of competent jurisdiction determines that any covenant contained herein is overbroad, unreasonable, or unenforceable, the court may modify, reform or blue pencil the covenant so that the covenant is enforceable to the maximum extent of the law and the remainder of this Agreement, and all other covenants contained in this Agreement, will remain enforceable and valid.

17. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand or electronic mail, (ii) delivered by a nationally recognized commercial overnight delivery service, or (iii) mailed postage prepaid by certified mail to the party concerned at the address set forth below:

To Executive at the address specified on Executive’s signature page hereto.

To the Company at:

Loar Holdings Inc.

20 New King Street

White Plains, New York 10604

Attention: Dirkson Charles

Email: [*]

With a copy (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

127 Public Square, Suite 4900

Cleveland, OH 44114

Attention: Sean T. Peppard

Email: speppard@beneschlaw.com

Such notices shall be effective: (i) in the case of hand deliveries and electronic mail, when received; (ii) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; and (iii) in the case of mail, five (5) Business Days after deposit in the postal system, first class mail, postage prepaid. Any party may change its address and email by written notice to the other given in accordance with this Section 17; provided, however, that such change shall be effective when received.

18. Severability. If any provision or clause of this Agreement, or the application of any such provision or clause to any party or circumstances, shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision or clause to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision or clause hereof shall be validated and shall be enforced to the fullest extent permitted by law. Moreover, if any one or more provisions contained in this Agreement shall be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Governing Law.

(a)	This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

(b)

In the event a dispute arises out of or pertains to this Agreement, the parties agree to use their reasonable efforts to resolve such dispute through negotiation. In the event such dispute cannot be settled through negotiation, the parties agree that any action or proceeding instituted with respect thereto shall be commenced and maintained exclusively in the state or federal courts of general jurisdiction in New York, New York. To the maximum extent permitted by law, the parties waive any right to a trial by jury.

21. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

22. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other party at law or in equity.

23. Prior Agreement. Reference is hereby made to that certain Employment Agreement, dated October 2, 2017, by and between Loar Group Inc., a wholly owned subsidiary of the Company, and Executive (the “Prior Agreement”). The Company and Executive hereby agree that, effective upon the full execution of this Agreement, the Prior Agreement shall terminate and be of no further force and effect.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Definitions.

(a)	“Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

(b)	“Business Day” means any day that banks are opened for business in the State of New York, other than a Saturday or Sunday.

(c)

“Cause” means Executive’s (i) conviction of, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any activity that is intended to injure or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its direct or indirect owners or any of their respective Affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or any of its Affiliates, or willful refusal or material failure to carry out any reasonable, lawful and authorized instructions of the Board; (v) material violation of a fiduciary duty owed to the Company or any of its Affiliates; or (vi) material breach of any non-competition, non-solicitation, confidentiality or other restrictive covenant, or a material violation of any provision of this Agreement, a written policy or code of conduct of the Company or any of its Affiliates. Except for such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause.

(d)

“Change of Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection) that is (A) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (B) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (C) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(i)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Change of Control Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Change of Control Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Change of Control Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) of this definition or (C) any acquisition by any individual, entity or group that holds securities of the Company or one of its Affiliates prior to the initial public offering of the Company’s common stock; or

(ii)

such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(iii)

the consummation of a merger, consolidation; organization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no Change of Control Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company Group” means Loar Holdings Inc., and its direct and indirect subsidiaries.

(g)

“Competitive Business” means any business or entity that is engaged in the business of designing, manufacturing and selling aircraft components or any other business which any member of the Company Group is then engaged or has or is actively considering (i) during the period commencing on the Effective Date and ending on the date of termination of this Agreement (the “Termination Date”) or (ii) with respect to the portion of the Restricted Period that follows the Termination Date, on the Termination Date.

(h)

“Confidential Information” means any trade secret, customer list, supplier list, financial data, pricing or marketing policy or plan, ideas, inventions, production methods and techniques, know-how, designs, unpublished data, information concerning personnel, staffing, costs and profits, marketing data, customer and supplier data, or any other information relating to any member of the Company Group or any of their respective investors, products, services, customers or suppliers; provided that “Confidential Information” does not include information which (i) is or becomes available to the public through no breach hereof by the receiving member or its representatives or a third party who, to the receiving member’s knowledge, is under no obligation to any member of the Company Group to maintain the confidentiality of such information, or (ii) has come into the possession of the receiving member (other than in such member’s capacity as an employee or service provider) from a third party who, to such member’s knowledge, is under no obligation to any member of the Company Group to maintain the confidentiality of such information.

(i)

“Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties to the Company and its Subsidiaries as a result of physical or mental impairment of the Executive, or illness or injury to the Executive, for a period of ninety (90) consecutive days or for periods aggregating one hundred and fifty (150) days during any period of twelve (12) consecutive months.

(j)

“Good Reason” means, without the prior express written consent of the Executive, (i) a reduction of Executive’s Base Salary, Target Bonus and/or Potential Bonus; provided, however, that the Executive acknowledges and agrees that nothing in this clause (i) is intended to or shall be deemed to limit the Board’s authority to set the performance metrics with respect to any annual bonus, and in no event shall the exercise of such authority constitute or give rise to “Good Reason”, (ii) a requirement that Executive relocate his primary office to a location that is more than fifty (50) miles from his primary office as of immediately prior to such relocation (provided that such relocation materially increases Executive’s daily commute), but excluding required business travel; or (iii) a material diminution in the overall responsibilities, authority or duties of such Executive with respect to the Company and its Subsidiaries taken as a whole. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Executive gives the Company written notice within sixty (60) days after the first occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (z) the Executive terminates his or her employment within thirty (30) days after the end of the period specified in clause (y).

(k)	“Person” means a natural person, corporation, partnership, association, limited liability company, joint venture, trust, estate or other entity or organization.

(l)

“Restricted Territory” means (i) prior to the Termination Date, any geographic area in which any member of the Company Group engages in the Competitive Business and (ii) with respect to the portion of the Restricted Period commencing on the Termination Date, any geographic area in which any member of the Company Group engages in the Competitive Business as of the Termination Date, or had previously taken steps to engage in the Competitive Business (which efforts have not been abandoned as of the Termination Date).

(m)	“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.

LOAR HOLDINGS INC.

By:	/s/ Dirkson Charles
Name: Dirkson Charles
Title: President, Chief Executive Officer and Executive Co-Chairman

EXECUTIVE

/s/ Brett Milgrim
Brett Milgrim

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

The undersigned, Brett Milgrim (the “Executive”), in consideration of and as a precondition to receiving the severance payments and benefits set forth in Section 10 of that certain Employment Agreement between Loar Holdings Inc., a Delaware corporation (the “Company”), and Executive, made as of [*] [*], 2024, as subject to amendment from time to time (the “Employment Agreement”), a copy of which Employment Agreement (including any amendments) is attached to this Release Agreement (this “Release”), and such other benefits as may be provided to Executive in connection with the termination of his employment, for and on behalf of Executive, his agents, heirs, executors, administrators, and assigns, does hereby knowingly and voluntarily release and forever discharge the Company and its Affiliates and each of their successors and assigns, and all of their respective past and present agents, directors, officers, partners, shareholders, equityholders, employees, employee benefit plans, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint venturers, and each of them (the “Released Parties”), from any and all claims, causes of action, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date of this Release including, but not limited to, (1) any such Claim relating in any way to Executive’s employment relationship with the Company or any other Released Party, and (2) any such Claim arising under any local, state or federal statute, regulation or common law, including without limitation all Claims under, among other things, Title VII of the Civil Rights Act of 1964 (42 U.S.C. sections 2000e, et seq.), Section 1981 of the Civil Rights Act of 1866, the Employment Retirement Income Security Act of 1974 (29 U.S.C. sections 100, et seq.), the Family and Medical Leave Act (29 U.S.C. sections 2601, et seq. and 29 C.F.R. Part 825), the Americans with Disabilities Act (42 U.S.C. sections 12101, et seq.), the Age Discrimination in Employment Act (“ADEA”), including the Older Worker Benefits Protection Act (29 U.S.C. sections 623, et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. sections 2101, et seq.), the Occupational Safety and Health Act of 1970, the New York State and City Human Rights Laws and the New York State Labor Law, each as amended, and/or any other applicable law; (ii) relating to the termination of Executive’s employment or other relationship with the Company or other Released Party; or (iii) arising under or relating to any agreement, understanding or promise, written or oral, formal or informal, between the Company and any other Released Party and Executive including, but not limited to, the Employment Agreement; provided, however, that the Claims released hereunder shall not include (A) any Claims for indemnification under Section 14 of the Employment Agreement as well as under the certificate of incorporation and bylaws of the Company for actions taken prior to the date of this Release, (B) Executive’s rights under or pursuant to any incentive or similar agreement to vested equity interests, (C) any Claims for the receipt of payments and benefits due to Executive as set forth in Section 10 of the Employment Agreement, or (D) any Claims that may not be lawfully released in this Release, such as workers’ compensation and disability benefits (the “Excluded Claims”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Executive represents that he does not have any complaints or lawsuits pending against the Company or any other Released Party. Executive further understands and agrees that, except for the Excluded Claims and as otherwise provided in the paragraph below, he knowingly relinquishes, waives and forever releases any and all rights to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Subject to any applicable privileges of the Company, nothing in this Release, including the Confidentiality Commitment below, shall preclude Executive from filing or prosecuting a charge or complaint, participating in an investigation or proceeding, or lawfully initiating communications concerning a possible violation of law with any federal, state or local government agency, including, without limitation, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other government agency relating to Executive’s employment with the Company; provided, however, that Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, complaint, investigation or proceeding, or any related complaint filed by Executive or on behalf of Executive by or before the Equal Employment Opportunity Commission or any state or local fair employment practices agency, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf; provided, further, however, that Executive is not waiving any right to seek and receive a financial incentive award for any information Executive provides to a governmental agency or entity.

Executive acknowledges and agrees that this Release constitutes a voluntary waiver of any and all rights and claims Executive may have as of this date, including rights or claims arising under the ADEA. Executive further acknowledges and agrees that he has waived rights or claims pursuant to this Release in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was or would otherwise be entitled. This Release creates legally binding obligations. Executive is hereby advised to consult with the attorney of his choosing concerning this Release prior to executing it. Executive also acknowledges that he has been allowed a period of at least [twenty one (21)]/[forty five (45)]1 days to consider the terms of this Release, and in the event Executive decides to execute this Release in fewer than [twenty one (21)]/[forty five (45)] days, Executive hereby acknowledges and agrees that he has done so with the express understanding that he has been given and declined the opportunity to consider this Release for a full [twenty one (21)]/[forty five (45)] days. Executive further understands that he may revoke his consent to this Release at any time during the seven (7) days following the date of Executive’s execution of this Release by delivering written notice of revocation to the Company’s President and Secretary, and the Release shall not become effective or enforceable until such revocation period has expired. In the event Executive does not revoke his consent, this Release shall become effective on the eighth (8th) day after the date Executive has signed this Release (the “Effective Date”). In the event that Executive revokes his consent, this Release shall become null and void and shall not become effective, and Executive shall not be entitled to the payments and benefits set forth in Section 10 of the Employment Agreement.

[1]	NTD – To be determined by the Company at the time of separation based on OWBPA requirements.

While employed by the Company, Executive acknowledges that he has received certain property belonging to the Company or its Affiliates including, but not limited to, computer data, keys, smartphones, cellular phones, blackberries, computer hardware and software, disks, CDs, DVDs, SD cards or other memory cards, memory sticks, flash cards, flash drives, hard drives, files, electronic or paper documents, customer lists and information, vendor and supplier lists and information, mailing lists, reports, presentations, memoranda, notes, records, financial information, business plans, strategic plans, marketing plans and materials, photographs, drawings, charts, credit cards, cardkey passes, computer access codes, books, instructional manuals and other physical or personal property which Executive received or prepared or helped to prepare in connection with his relationship with the Company. As a further condition to the payments and benefits set forth in Section 10 of the Employment Agreement, Executive (i) represents and agrees that he has returned in good condition any and all such Company property in his possession or control, and that he has not wiped, deleted, or destroyed the contents of any such Company property (other than any copies thereof), (ii) represents that he has returned the Company property with prior stored data and information intact, and (iii) represents and agrees that he shall not have not retained any copies, duplicates, reproductions or excerpts thereof.

As a further condition to the payments and benefits set forth in Section 10 of the Employment Agreement, Executive covenants to comply with the terms and conditions of any non-competition or other similar agreement between the Executive and the Company (or any of its Affiliates).

Executive agrees to forever keep and maintain the confidentiality of all Confidential Information, and Executive shall not disclose or use any Confidential Information for any purpose except as expressly permitted above (the “Confidentiality Commitment”).

For a period of two (2) years following the Date of Termination (the “Restricted Period”), Executive shall not, anywhere in the Restricted Territory, either directly or indirectly, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any business or entity that carries on a Competitive Business (the “Non-Compete”). Notwithstanding the foregoing, nothing in this paragraph shall prevent Executive from owning, as a passive investor, up to five percent (5%) of the securities of any publicly traded entity.

During the Restricted Period, Executive shall not (i) recruit or otherwise solicit or induce any customer of the Company Group who has been such at any time within the twelve (12)-month period immediately preceding the Date of Termination, to terminate its relationship with any member of the Company Group; or (ii) for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any current or prospective (provided that there are demonstrable efforts or plans to establish such relationship) customer or client or vendor, supplier or other business partner of any member of the Company Group with whom Executive had contact within the twelve (12) months prior to the Date of Termination or with respect to whom Executive had access to Confidential Information that would assist in Executive’s solicitation of such person (the “Business Non-Solicit”).

During the Restricted Period, Executive shall not directly or indirectly, on Executive’s own behalf or on behalf of any other Person, (i) recruit, offer employment, solicit for employment or engagement as a consultant or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who is employed or engaged as an independent contractor by any member of the Company Group at any time within the twelve (12)-month period immediately preceding such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who is employed by, or engaged as an independent contractor of, any member of the Company Group at any time within the twelve (12)-month period immediately preceding such employment, engagement or attempt thereof (the “Employee Non-Solicit”, and together with the Confidentiality Commitment, the Non-Compete, and the Employee Non-Solicit, the “Restrictive Covenants”). The provisions of this paragraph shall not apply to any employee (other than an employee who has worked in a management-level capacity or higher for the Company Group) who responds to a general posting of a job opening not specifically directed at employees or former employees of the Company Group.

Executive acknowledges and agrees that the Restrictive Covenants contained in this Release are necessary to protect the Confidential Information, trade secrets and other legitimate interests of the Company Group, and Executive agrees that Executive is receiving additional compensation and consideration under this Release in exchange for Executive’s agreement to comply with the Restrictive Covenants. Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if Executive breaches or threatens to breach any of the Restrictive Covenants. Executives agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief from any court of competent jurisdiction to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance from any court of competent jurisdiction of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have and without the necessity of posting bond, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenants and (ii) the circumstances of Executive’s termination of employment or service with any member of the Company Group will have no impact on Executive’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which Executive may be bound. Executive and the Company hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

Executive acknowledges that he has read this Release and understands all of its terms. He further acknowledges that he has had the opportunity to consult with the counsel of his choice. Executive executes this Release voluntarily and with full knowledge of its significance, and he understands that this Release will be governed by New York law.

Signed at __________, New York, this ___ day of __________, 20__.

Brett Milgrim